Item K.

On May 9, 2006, KPMG LLP (KPMG) resigned as independent registered public accounting firm of the Trust at the request of the Trust. On May 17, 2006, the Board of
Trustees of the Trust, upon the recommendation of the Trust's audit committee, engaged Ernst & Young LLP as independent registered public accounting firm for the Funds' fiscal year ending December 31, 2006. KPMG's audit reports on the Funds' financial statements for the prior period ended December 31, 2005, contained no adverse opinion or disclaimer of opinion; nor were its report qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with the audit for the period ended December 31, 2005 and the subsequent interim period through May 9, 2006, (1) there were no disagreements between the Trust and KPMG on accounting principles or practices, financial statement disclosure or audit scope or procedure, which if not resolved to the satisfaction of KPMG would have caused it to make reference to the disagreement in its report, and
(2) there were no reportable events.